As filed with the Securities and Exchange Commission on March 28, 2019

Registration No. 333-213159

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

TRONOX HOLDINGS PLC
(Exact name of registrant as specified in its charter)

England and Wales	98-1467236
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901	25 Bury Street, 3rd Floor London SW1Y 2AL, England

(Address of Principal Executive Offices)

TRONOX HOLDINGS PLC
AMENDED AND RESTATED MANAGEMENT EQUITY INCENTIVE PLAN
(Full title of the plan)

Jeffrey Neuman, Esq.
Senior Vice President, General Counsel and Secretary
Tronox Holdings PLC
263 Tresser Boulevard, Suite 1100
Stamford, Connecticut 06901
(Name and address of agent for service)
(203) 705-3800
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Craig B. Brod, Esq.	Gary M. Green, Esq.
Cleary Gottlieb Steen & Hamilton LLP	CMS Cameron McKenna Nabarro Olswang LLP
One Liberty Plaza	Cannon Place, 78 Cannon Street
New York, New York 10006	London EC4N 6AF, England
Telephone: (212) 225-2000	Telephone: 44 20 7367 3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒
Accelerated filer ☐
Non-accelerated filer ☐
Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement No. 333-213159 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by Tronox Holdings plc (“Tronox Holdings”), a newly formed public limited company incorporated under the laws of England and Wales, as the successor to Tronox Limited, a public limited company registered under the laws of the State of Western Australia.  Effective March 27, 2019, Tronox Limited effected a redomiciliation transaction, effectively changing its jurisdiction of incorporation from Western Australia to England and Wales, by “top-hatting” the Tronox group of companies with Tronox Holdings, as a result of which Tronox Limited became a wholly-owned subsidiary of Tronox Holdings (the “Redomicile Transaction”).

The Redomicile Transaction was implemented by two schemes of arrangement, which were approved by Tronox Limited’s shareholders and the Federal Court of Australia, pursuant to which Tronox Limited’s Class A and Class B ordinary shares were exchanged on a one-for-one basis for ordinary shares in Tronox Holdings, par value US$0.01 per share. Immediately prior to the Redomicile Transaction, Tronox Holdings had no assets or liabilities other than nominal assets or liabilities.

Tronox Holdings, as successor to Tronox Limited, hereby expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement (the “Amended Registration Statement”) for all purposes of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For purposes of this Amendment, the Registration Statement and the Amended Registration Statement, references to the “Company,” “Tronox,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Redomicile Transaction, Tronox Limited and, except where the context requires otherwise, its consolidated subsidiaries, and, as of any time after the Redomicile Transaction, Tronox Holdings and, except where the context requires otherwise, its consolidated subsidiaries. The information contained in this Amendment sets forth additional information to reflect the Redomicile Transaction. All documents filed by Tronox Limited under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomicile Transaction will not reflect the change in our name, jurisdiction of incorporation or capital structure.

Pursuant to Instruction E to Form S-8, the contents of Tronox Limited’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2012 (File No. 333-182556) relating to the registration of 2,556,245 shares of Tronox Limited’s Class A ordinary shares, par value US$0.01 per share (the “Class A Shares”), authorized for issuance pursuant to the Tronox Limited Management Equity Incentive Plan (the “Plan”), were incorporated by reference in their entirety into the Registration Statement. The Registration Statement provided for the registration of an additional 8,000,000 shares of Tronox Limited’s Class A Shares to be issued pursuant to the Plan.  The Plan was subsequently amended and restated to reflect the completion of the Redomicile Transaction (as so amended, the “Amended and Restated Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in the Amended Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the Amended and Restated Plan pursuant to Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated in the Amended Registration Statement by reference:

•
our Annual Report on Form 10‑K for the year ended December 31, 2018, as filed with the SEC on February 28, 2019, and amended by Amendment No. 1 thereto on Form 10-K/A filed with the SEC on March 1, 2019 (as so amended, the “2018 Form 10-K/A”);

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 19, 2018;

•	our Current Reports on Form 8‑K, filed with the SEC on March 13, 2019, March 19, 2019, March 26, 2019 and March 27, 2019; and

•
the description of our ordinary shares contained in our Current Report on Form 8‑K, filed with the SEC on March 27, 2019 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

All documents filed by Tronox Limited under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomicile Transaction will not reflect the change in our name, jurisdiction of incorporation or capital structure.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Amendment, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Amended Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Amended Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Tronox Holdings has entered into deeds of indemnification with each of its directors. Pursuant to these agreements, Tronox Holdings has agreed to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director, and to advance monies to the directors in order to meet expenses incurred as a result of any proceeding against them as to which they could be indemnified or in order to enable them to avoid incurring such expenses. These agreements do not indemnify directors of Tronox Holdings against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. Tronox Holdings has also agreed to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

There are certain provisions of the UK Companies Act 2006 (the “UK Companies Act”) that restrict Tronox Holdings from indemnifying officers in certain circumstances. Under the UK Companies Act, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Company is void.  Subject to this, Tronox Holdings is permitted to provide an indemnity to a director in respect of liabilities arising from proceedings, both in respect of legal and financial costs of any adverse judgment, brought by third parties and in respect of liabilities arising from proceedings taken by Tronox Holdings or any associated companies, but not if the director is unsuccessful in defending the proceedings.  This includes indemnification against any liability incurred in the defense of civil proceedings brought by a regulator, even if judgment is given against the director, provided this does not include any regulatory penalties.  Tronox Holdings can indemnify the director against any liability incurred in defending any criminal proceedings, but not if he or she is convicted.

The UK Companies Act also permits companies to meet a director’s costs, or lend money to the director for the purpose, when the director is facing any criminal or civil proceeding as a director; or in connection with certain applications the director might make under the UK Companies Act; or when he or she incurs costs in a regulatory investigation or action; or in order to enable the director to avoid incurring such costs. Except in relation to a regulatory investigation or action, this must be on the basis that the director will repay or reimburse the company immediately if the director loses in the criminal or civil proceedings or the application for relief. The relevant provisions are described below.

UK Companies Act

The relevant provisions under the UK Companies Act are Sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred in defending any criminal or civil proceedings or in connection with any application under sections 661(3) and 661(4) (failure by nominee of the company to make payments in respect of shares) or section 1157 (described below). Such payments must be repaid if the director is convicted, judgment is found against such director or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred by him or her in defending in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

Section 232 provides that any provision to exempt to any extent a director from liability from negligence, default, breach of duty or trust by him or her in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision. Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Pursuant to Section 234, an indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director or where the court refuses to grant such director relief under an application under sections 661(3) or 661(4) (failure by nominee of the company to make payments in respect of shares) or its power under section 1157 (described below).

Section 235 allows a company to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme.

Any indemnity provided under Section 234 or Section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every shareholder has a right to inspect and request a copy of such copies under Section 238).

Section 1157 provides that, in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the courts may relieve such officer from liability if it appears to the court that such officer may be liable but acted honestly and reasonably and that, having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her may apply to the court for relief, and the court will have the same power to relieve such officer as it would if the proceedings had actually been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

The articles of association provide the board of directors of Tronox Holdings with the power to purchase and maintain insurance for, and for the benefit of, any persons who are or were at any time directors, officers (other than an auditor) or employees of Tronox Holdings or any associated company. Tronox Holdings has agreed to use all reasonable endeavors to provide and maintain appropriate directors' and officers' insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for the directors’ benefit for so long as any claims may lawfully be brought against the director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1	Tronox Holdings plc Amended and Restated Management Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Tronox Holdings plc on March 27, 2019).
5.1	Opinion of CMS Cameron McKenna Nabarro Olswang LLP.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of CMS Cameron McKenna Nabarro Olswang LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages hereto).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on March 28, 2019.

TRONOX HOLDINGS PLC

By	/s/ Timothy Carlson
	Name:	Timothy Carlson
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Jeffry N. Quinn, Timothy Carlson and Jeffery N. Neuman and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the registration statement on Form S-8, and to any registration statement filed under Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Jeffry N. Quinn	Chairman, Chief Executive Officer and Authorized	March 28, 2019
Jeffry N. Quinn	Representative in the United States
(Principal Executive Officer)

/s/ Timothy Carlson	Senior Vice President and Chief Financial Officer	March 28, 2019
Timothy Carlson	(Principal Financial Officer)

/s/ Robert Loughran	Vice President and Corporate Controller	March 28, 2019
Robert Loughran	(Principal Accounting Officer)

/s/ Vanessa Guthrie	Director	March 28, 2019
Vanessa Guthrie

/s/ Andrew P. Hines	Director	March 28, 2019
Andrew P. Hines

/s/ Wayne A. Hinman	Director	March 28, 2019
Wayne A. Hinman

/s/ Ginger M. Jones	Director	March 28, 2019
Ginger M. Jones

/s/ Peter Johnston	Director	March 28, 2019
Peter Johnston

/s/ Stephen J. Jones	Director	March 28, 2019
Stephen J. Jones

/s/ Ilan Kaufthal	Director	March 28, 2019
Ilan Kaufthal

/s/ Mxolisi Mgojo	Director	March 28, 2019
Mxolisi Mgojo

/s/ Sipho Nkosi	Director	March 28, 2019
Sipho Nkosi